Free Writing Prospectus

Filed Pursuant to Rule 433

Dated January 16, 2013

Registration Statement Nos. 333-181822

333-181822-02

NEW ISSUE ABS: $500MM SMART 2013-1US	*PXD*
JT LEADS: RBS(str)/JPM/MACQUARIE	**100% POT**
CO-MGR: ANZ

CL	$SIZEMM*	WAL	M/F	PWIN	E.FNL	L.FNL	BENCH SPD	YLD%	CPN%	$PX
A1	100.000	0.37	P-1/F1+	1-9	10/13	01/14	IL	.23	.23	100-00
A2A	60.000	1.15	Aaa/AAA	9-20	09/14	05/15	EDSF+27	.583	.58	99.99737
A2B	70.000	1.15	Aaa/AAA	9-20	09/14	05/15	1ML+27			100-00
A3A	50.000	2.20	Aaa/AAA	20-33	10/15	09/16	IS+45	.843	.84	99.99668
A3B	89.000	2.20	Aaa/AAA	20-33	10/15	09/16	1ML+45			100-00
A4A	106.000	3.51	Aaa/AAA	33-47	12/16	10/18	IS+50	1.062	1.05	99.96671
A4B	25.000	3.51	Aaa/AAA	33-47	12/16	10/18	1ML+50			100-00

EXPECTED SETTLE	: 01/23/2013
FIRST PMT DATE	: 02/14/2013
PRICING SPEED	: 100% PREPAY RAMP (2.33%-20% CPR STRAIGHT LINE)
CLEAN-UP CALL	: 10%
MINIMUM DENOMS	: $1k x $1k
ERISA ELIGIBLE	: YES
OFFERING TYPE	: SEC-REGISTERED
DENOMINATION	: $USD
BBERG TICKER	: SMAT 2013-1US
BILL & DELIVER	: RBS

The depositor, Macquarie Leasing Pty Limited, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 884-2071 or by emailing offeringmaterials@rbs.com.

Ratings are for distribution only to a person (a) who is not a “retail client” within the meaning of section 761G of the Australian Corporations Act 2001 and is also a sophisticated investor, professional investor or other investor in respect of whom disclosure is not required under Part 6D.2 or 7.9 of the Australian Corporations Act 2001, and (b) who is otherwise permitted to receive ratings in accordance with applicable law in any jurisdiction in which the person may be located. Anyone who is not such a person is not entitled to receive this free writing prospectus and anyone who receives this free writing prospectus must not distribute it to any person who is not entitled to receive it.